UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Jones Apparel Group, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JONES APPAREL GROUP, INC.
250 RITTENHOUSE CIRCLE
BRISTOL, PENNSYLVANIA 19007
_________________

April 17, 2006

TO OUR STOCKHOLDERS:

        The 2006 annual meeting will be held on May 23, 2006 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York, and we look forward to your attending either in person or by proxy. The notice of meeting, the proxy statement and the proxy card from the Board of Directors are enclosed. These materials provide further information concerning the meeting.

        Please read these materials so you will know what we plan to do at this meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This way, your shares will be voted as you direct even if you can't attend the meeting. If you would like to attend, please see the instructions on page 28.

Peter Boneparth President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
PLEASE FILL IN, SIGN, DATE AND PROMPTLY MAIL THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

_________________

DEFINITIONS

        As used in this proxy statement, unless the context requires otherwise, "the Company," "Jones," "our" and "we" means Jones Apparel Group, Inc. and consolidated subsidiaries, "McNaughton" means McNaughton Apparel Group, Inc., "Barneys" means Barneys New York, Inc. (acquired December 20, 2004) and "SEC" means the United States Securities and Exchange Commission.

i

JONES APPAREL GROUP, INC.
250 RITTENHOUSE CIRCLE
BRISTOL, PENNSYLVANIA 19007

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2006

        NOTICE IS HEREBY GIVEN that our annual meeting of stockholders will be held on May 23, 2006 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York. The purpose of the meeting is to vote on the following matters:

  Election of directors;

  Ratification of the selection of BDO Seidman, LLP as our independent registered public accountants for 2006; and

  Such other business as may properly come before the meeting.

        The close of business on March 24, 2006 has been fixed as the record date. Only stockholders of record at the close of business on that date can vote at the annual meeting.

        If you would like to attend the meeting, please see the instructions on page 28 of the proxy statement. Otherwise, please promptly date, sign and mail the enclosed proxy card using the enclosed addressed envelope, which needs no postage if mailed within the United States.

By Order of the Board of Directors Peter Boneparth President and Chief Executive Officer

Dated: April 17, 2006

ii

PROXY STATEMENT

JONES APPAREL GROUP, INC.
250 Rittenhouse Circle
Bristol, Pennsylvania 19007

ANNUAL MEETING OF STOCKHOLDERS

        The Board of Directors is soliciting proxies to be used at our annual meeting of stockholders to be held on May 23, 2006 at 10:00 a.m. at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York. This proxy statement and the proxies solicited by this proxy statement will be sent to stockholders on or about April 17, 2006. The Annual Report to our stockholders for the year ended December 31, 2005 accompanies this proxy statement.

Who Can Vote

        At the close of business on March 24, 2006, 112,391,474 shares of our common stock were outstanding and eligible for voting at the annual meeting. Each stockholder of record has one vote for each share of common stock held on all matters to come before the meeting. Only stockholders of record at the close of business on March 24, 2006 are entitled to notice of and to vote at the annual meeting.

How You Can Vote

        If your shares are registered directly in your name with our transfer agent, The Bank of New York, you are the holder of record of those shares, and we are sending these proxy materials directly to you. If you return your properly signed proxy to us before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve or disapprove of or abstain from the ratification of BDO Seidman, LLP to be our independent registered public accountants for 2006.

        If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in street name. In that event, the proxy materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record as to how to vote your shares by following the instructions provided to you with the proxy materials.

        Under the rules of the SEC, boxes and a designated blank space are provided on the proxy card for stockholders to mark if they wish either to vote "for," "against" or "abstain" from voting on each of the proposals other than the election of directors, or to vote in favor or withhold authority to vote for one or more of the Board of Directors' nominees for director. If you do not specify on your proxy card how you want to vote your shares, we will vote them "FOR" the election of all nominees for director as set forth under "Election of Directors" below and "FOR" the ratification of BDO Seidman, LLP to be our independent registered public accountants for 2006.

        If you are the stockholder of record, you may revoke your proxy at any time prior to its use, by voting in person by ballot at the annual meeting, by executing a later-dated proxy, or by submitting a written notice of revocation to the Secretary of Jones at our office at the above address or at the annual meeting. If you are a beneficial owner of the shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. If you wish to vote your shares at the annual meeting, you must obtain a valid proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot at the meeting.

Required Votes

        Pennsylvania law and our by-laws require the presence of a "quorum" for the annual meeting. A quorum is defined as the presence, either in person or represented by proxy, of the holders of a majority of the votes which could be cast in the election or on a proposal. Votes withheld from director nominees, abstentions and "broker nonvotes," or proxies submitted by brokers which do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (when such instructions are required by New York Stock Exchange Rules), will be counted in determining whether a quorum has been reached for the transaction of business at the annual meeting.

        Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. The proposal to ratify the selection of independent registered public accountants must be approved by a majority of votes cast on the proposal. Abstentions and broker non-votes are not counted in determining the number of votes cast in connection with the proposals other than the election of directors. Director nominees must receive a plurality of the votes cast at the meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the election of directors.

Security Ownership of Certain Beneficial Owners

        The information contained herein has been obtained from our records or from information furnished directly by the individual or entity to us.

        The table below shows, as of March 24, 2006, how much of our common stock was owned by each of our directors, nominees, executive officers named in the Summary Compensation Table on page 13 (the "Named Executive Officers"), each person known to us to own 5% or more of our common stock (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) and all of our directors and executive officers, as a group.

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Peter Boneparth	234,895		2,117,465	150,000	2.2%
Sidney Kimmel	1,027,529	(4)	959,999	-	1.8%
Howard Gittis	5,000		18,000	5,000	*
Anthony F. Scarpa	1,000		9,500	5,000	*
Matthew H. Kamens	1,000		9,000	5,000	*
J. Robert Kerrey	-		4,500	5,000	*
Ann N. Reese	4,000		9,000	5,000	*
Gerald C. Crotty	2,000		-	7,000	*
Lowell W. Robinson	2,000		-	7,000	*
Allen I. Questrom	-		-	9,000	*
Wesley R. Card	109,268		401,308	75,000	*
Rhonda J. Brown	-		45,000	38,333	*

Name	Number of Shares Owned (1)		Rights to Acquire (2)	Restricted Stock (3)	Percent of Outstanding Shares
Ira M. Dansky	5,200		245,999	16,667	*
AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	17,934,280	(5)	-	-	16.0%
Hotchkis and Wiley Capital Management, LLC 725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017	9,618,200	(6)	-	-	8.6%
Morgan Stanley 1585 Broadway New York, NY 10036	5,778,896	(7)	-	-	5.1%
All directors and executive officers as a group (16 persons)	1,395,392		3,983,022	378,502	4.9%
___________________
*	Less than one percent.
(1)	Includes shares for which the named person has either sole or shared voting and investment power. Excludes shares of restricted stock and shares that can be acquired through the exercise of options. Also excludes "share units" (i.e., phantom stock) under our Amended and Restated Deferred Compensation Plan for Outside Directors. Under that plan, non-management directors can elect to have the value of deferred amounts of all or a portion of their annual retainer and meeting attendance fees paid out based on an assumed investment in the Company's Common Stock. The participants making that election do not have any right to vote or to receive Common Stock in connection with the assumed investments of the deferred amounts, and they are ultimately paid out in cash, but the assumed investments do represent an economic interest in our Common Stock. Such accounts are credited with additional share units for cash dividends paid on our Common Stock. The following share units have been credited to the following directors under the plan as of March 24, 2006: Mr. Kerrey, 7,505.474 share units; Mr. Crotty, 3,154.376 share units; and Mr. Questrom, 1,718.187 share units.
(2)	Shares that can be acquired through stock options exercisable through May 23, 2006.
(3)	Shares subject to a vesting schedule and other restrictions as to which the named individual has voting power.
(4)	Represents shares held by RIP Investments, L.P.
(5)	Based solely upon information reported in Schedule 13G/A, filed with the SEC on February 14, 2006, reporting beneficial ownership as of December 31, 2005 by AXA Financial, Inc. and by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle as a group. AXA Rosenberg Investment Management LLC, as to the holdings of which AXA Financial, Inc. serves as a parent holding company, has sole power to dispose or to direct the disposition of 2,780 shares. A majority of the shares reported as beneficially owned are held by unaffiliated third-party client accounts managed by AXA Financial, Inc.'s subsidiary, Alliance Capital Management, L.P., as investment adviser. Alliance Capital has sole power to vote or to direct the vote for 9,899,856 shares, has shared power to vote or to direct the vote for 2,071,359 shares, has sole power to dispose or to direct the disposition of 17,912,514 shares and has shared power to dispose or to direct the disposition of 14,831 shares. AXA Financial, Inc.'s subsidiary, AXA Equitable Life Insurance Company, has sole power to dispose or to direct the disposition of 4,155 shares. Gerald C. Crotty, one of our directors, is a trustee of the AXA Premier VIP Trust and the AXA Enterprise Multimanager Funds Trust, for which AXA Equitable Life Insurance Company serves as investment manager. In his role as trustee, Mr. Crotty neither directs the investment nor directs the voting of portfolio securities of those Trusts.
(6)	Based solely on information reported in Schedule 13G, filed with the SEC on February 14, 2006, reporting beneficial ownership as of December 31, 2005. Hotchkis and Wiley Capital Management ("HWCM") has sole power to vote or to direct the vote for 8,723,300 shares, and sole power to dispose or to direct the disposition of 9,618,200 shares. Such shares are owned of record by clients of HWCM, for whom HWCM serves as investment adviser. No such client is known to have voting or dispositive power with respect to more than 5% of the class of such securities.
(7)	Based solely on information reported in Schedule 13G, filed with the SEC on February 15, 2006, reporting beneficial ownership as of December 31, 2005. Morgan Stanley, in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units, has sole power to vote or to direct the vote for 5,778,896 shares, has shared power to vote or to direct the vote for 8,685 shares, has sole power to dispose or direct the disposition of 5,778,896 shares, and has shared power to dispose or direct the disposition of 8,685 shares.

Item 1.  Election of Directors

        Our Board of Directors currently has ten members. Each current Board member is standing for reelection. Our Board of Directors has nominated ten persons to be elected at the annual meeting to serve as our directors until the next annual meeting of stockholders and until their respective successors are elected. All of the nominees currently serve as our directors.

        Pursuant to the terms of the amended and restated employment agreement which we entered into with Peter Boneparth on March 11, 2002, we have agreed to include Mr. Boneparth as a nominee for our Board of Directors and to recommend that stockholders vote in favor of his election to the Board of Directors, for so long as Mr. Boneparth is employed by us under the employment agreement. Mr. Boneparth's agreement had an initial term of three years and provides for automatic 12-month extensions unless either party gives notice no later than March 31 of the year preceding the final year of the applicable term that the agreement will not be extended.

        We will vote your shares as you specify on the enclosed proxy card. If you sign, date and return the proxy card but don't specify how you want your shares voted, we will vote them "FOR" all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

        The following information is supplied with respect to each person nominated and recommended to be elected by our Board of Directors and is based upon our records and information furnished to us by the nominees. See "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

Name	Age	Other Positions with Jones and Principal Occupation	Has served as director since
Peter Boneparth	46	President and Chief Executive Officer	2001
Sidney Kimmel	78	Chairman	1975
Howard Gittis	72	Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc.	1992
Anthony F. Scarpa	63	Retired Senior Vice President/Division Executive, JPMorgan Chase Bank	2001
Matthew H. Kamens	54	Attorney	2001
J. Robert Kerrey	62	President of The New School	2002
Ann N. Reese	53	Executive Director, Center for Adoption Policy	2003
Gerald C. Crotty	54	President of Weichert Enterprise LLC	May 2005
Lowell W. Robinson	57	President of LWR Advisors	May 2005
Allen I. Questrom	66	Retired Chairman and Chief Executive Officer of J.C. Penney Company, Inc.	December 2005

        Mr. Boneparth was named President in March 2002 and Chief Executive Officer in May 2002. He has been Chief Executive Officer of McNaughton since June 1999, President of McNaughton from April 1997 until January 2002, and Chief Operating Officer of McNaughton from 1997 until its acquisition by us.

        Mr. Kimmel founded the Jones Apparel Division of W.R. Grace & Co. in 1970. Mr. Kimmel has served as our Chairman since 1975 and as Chief Executive Officer from 1975 to May 2002.

        Mr. Gittis has been Vice Chairman and Chief Administrative Officer and a director of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various of its affiliates, since July 1985. In addition, Mr. Gittis is a director of M & F Worldwide Corp., Panavision Inc., Revlon, Inc. and Scientific Games Corporation.

        Mr. Scarpa served as Senior Vice President and Division Executive of JPMorgan Chase Bank from 1985 until his retirement in December 2000.

        Mr. Kamens is employed by Mr. Kimmel as a lawyer and personal advisor. He is also Of Counsel to the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, where he served as its Chairman from 1995 to 2001.

        Mr. Kerrey has served as the President of The New School in New York City since January 2001. From 1988 to 2000, he served as United States Senator from Nebraska. During that period, he was a member of numerous congressionally-chartered commissions and Senate committees, including the Senate Finance and Appropriations Committees and the Senate Select Committee on Intelligence. Prior to that time, he served as Governor of Nebraska from 1982 to 1987. Mr. Kerrey also serves on the Board of Directors of Tenet Healthcare Corporation and Genworth Financial, Inc.

        Ms. Reese co-founded the Center for Adoption Policy in New York in 2001 and is currently its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, from 1999 to 2000 and as Executive Vice President and Chief Financial Officer of ITT Corporation from 1995 to 1998. Ms. Reese also serves on the Board of Directors of Xerox Corporation, Sears Holdings Corporation, Merrill Lynch & Co., Inc. and CBS Corporation.

        Mr. Crotty has served as President of Weichert Enterprise LLC, a private equity investment firm, since 2001. He previously served as Chairman of Excelsior Ventures Management LLC from 1999 to 2001. From 1991 to 1998, he held various executive positions with ITT Corporation and its affiliates, including President and Chief Operating Officer of ITT Consumer Financial Corporation and Chairman, President and Chief Executive Officer of ITT Information Services. Prior to that time, he served as both Counsel, and then later as Secretary, to the Governor of New York State. Mr. Crotty serves on the Board of Trustees of AXA Enterprise Multimanager Funds Trust and AXA Premier VIP Trust and on the Board of Directors of Access Integrated Technologies, Inc.

        Mr. Robinson has been the President of LWR Advisors, which provides strategic and financial consulting services, since 2004. From 2002 to 2004, he served as Special Counsel to the President of Polytechnic University and from 2002 to 2003, he was also Chairman of the Audit Committee and Special Independent Committee of the Board of Edison Schools. He served as the Senior Executive Vice President and Chief Financial Officer of HotJobs.com from 2000 through 2002. Previously, he held senior financial positions at ADVO Inc., Kraft Foods, Inc. and Citigroup Inc. Mr. Robinson also serves on the Board of Directors of International Wire Group, Inc. and on the Board of Trustees of Diversified Investment Advisors, a registered investment advisory firm which is an affiliate of AEGON N.V.

        Mr. Questrom was Chairman and Chief Executive Officer of J.C. Penney Company, Inc. from September 2000 until January 2005. Previously, he held senior positions at Barneys New York, Inc., Federated Department Stores, Inc. and Neiman Marcus. He is also a member of the board of directors of Sotheby's Holdings, Inc.

Corporate Governance and Board Matters

        We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Executive and Financial Officers. We also have adopted Corporate Governance Guidelines, which, in conjunction with the Articles of Incorporation, Bylaws and Board Committee charters, form the basis for governance of Jones. The Codes and Corporate Governance Guidelines are available at our website, www.jny.com (under the "Our Company - Corporate Governance" caption) and are available in print to any shareholder who requests them by written request addressed to Thimio Sotos, Chief Financial Officer, Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018.

Independence of Directors

        Our Corporate Governance Guidelines provide that a majority of the Board shall consist of independent directors. The Board has determined that seven of the director nominees standing for election, Howard Gittis, Anthony F. Scarpa, J. Robert Kerrey, Ann N. Reese, Gerald C. Crotty, Lowell W. Robinson and Allen I. Questrom, have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and are independent within the meaning of our Director Independence Standards. Peter Boneparth, our Chief Executive Officer, Sidney Kimmel, our Chairman (and until May 22, 2002 our Chief Executive Officer) and Matthew H. Kamens (who has a personal services contract with Mr. Kimmel) are not independent within the meaning of our Director Independence Standards. The Director Independence Standards adopted by the Board of Directors is attached to this Proxy Statement as Annex A and is available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption).

Executive Sessions

        Executive sessions of the non-management directors were held five times in 2005. Our non-management, non-independent director attended those sessions. The executive sessions are scheduled and chaired by the Presiding Director. Any non-management director may request that an additional executive session be scheduled.

Board Structure and Committee Composition

        The Board of Directors maintains three standing committees: Audit, Compensation and Nominating/ Corporate Governance. All three committees are composed entirely of independent directors. The current members of each committee are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Peter Boneparth
Sidney Kimmel
Howard Gittis		**	*
Anthony F. Scarpa	**
Matthew H. Kamens
J. Robert Kerrey		*	**
Ann N. Reese	*		*
Gerald C. Crotty		*
Lowell W. Robinson	*
Allen I. Questrom
* Member ** Chair

        Assignments to, and chairs of, the committees are recommended by the Nominating/Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. The current membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on our website, www.jny.com (under the "Our Company - Corporate Governance" caption) and are available in print to any shareholder who requests them by written request addressed to Thimio Sotos, Chief Financial Officer, Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018.

        During 2005, the Board held 12 meetings and acted two times by written consent. Each director other than Mr. Kerrey attended at least 75% of all Board and applicable Committee meetings held during the period for which he or she served as a director. As set forth in our Corporate Governance Guidelines, directors are expected to attend our annual meetings of stockholders. Six of the eight incumbent directors at the time of the last annual meeting of stockholders in May 2005 attended that meeting.

Audit Committee

        The Audit Committee has been established in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in oversight of (1) the integrity of our financial statements, (2) our independent registered public accountants' qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants and (4) our compliance with legal and regulatory requirements. In addition, the Committee renders its report for inclusion in our annual proxy statement.

        The Audit Committee is also responsible for retaining (subject to stockholder approval), evaluating and, if it deems appropriate, terminating our independent registered public accountants.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Each of the current members of the Audit Committee meets the enhanced standards for the independence of audit committee members under SEC rules and New York Stock Exchange listing standards, and is financially literate, as required of audit committee members by the New York Stock Exchange. The Board has determined that Ann N. Reese and Lowell W. Robinson are audit committee financial experts. Following the annual meeting, Mr. Robinson will serve as the Chair of the Audit Committee, and Ms. Reese and Mr. Scarpa will continue to serve as members of the Audit Committee.

        The Audit Committee held seven meetings in 2005.

        The report of the Audit Committee is included in this proxy statement on page 11. The charter of the Audit Committee was included in our 2004 proxy statement as Annex A.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our Chief Executive Officer and other executives in light of such factors as our compensation philosophy, competitive practices and such other factors as the Committee deems appropriate. The Compensation Committee recommends to the Board the compensation of directors. The Committee also renders its report on executive compensation for inclusion in our annual proxy statement.

        The Compensation Committee held six meetings and acted by written consent one time in 2005.

        The report of the Compensation Committee is included in this proxy statement on page 15.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals qualified to become directors and selecting, or recommending that the Board of Directors select, the candidates for all directorships to be filled by the Board of Directors or by the stockholders, (2) advising the Board and the committees of the Board regarding their membership and procedures and (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to us and otherwise taking a leadership role in shaping our corporate governance.

        The Nominating/Corporate Governance Committee held two meetings in 2005 and conducted interviews of four potential candidates for nomination to the Board.

Nomination of Directors

        Our Nominating/Corporate Governance Committee is open to selecting as candidates for the Board of Directors individuals of merit regardless of background, whom the Committee believes have the potential to be superior directors of a public company, consistent with applicable law, the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines.

        Our Corporate Governance Guidelines contain general criteria for the nomination of director candidates, which include the following:

  the candidate's unquestioned character and integrity,
  mature judgment,
  diversity of background and experience,
  demonstrated skills in his/her area of present or past professional, business, academic or non-profit responsibility, an ability to work effectively with others,
  sufficient time to devote to the affairs of Jones and
  freedom from conflicts of interest.

Stockholder Nominees

        As provided in our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Director." Any candidate proposals by stockholders for consideration by the Nominating/Corporate Governance Committee should include the candidate's name and qualifications for Board membership and should be addressed to:

Chair
Nominating/Corporate Governance Committee
c/o Secretary
Jones Apparel Group, Inc.
1411 Broadway, 39th Floor
New York, New York 10018

        In addition, our by-laws permit stockholders to nominate directors for consideration at a stockholders' meeting. For a description of the process for nominating directors in accordance with our by-laws, see "Submission of Stockholder Proposals and Nominations" on page 27.

Identifying and Evaluating Nominees for Director

        When the Chief Executive Officer, the Nominating/Corporate Governance Committee or another Board member identifies the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the Nominating/Corporate Governance Committee initiates a search and seeks input from Board members, senior management and others. The Board will hire a search firm, if necessary.

        When initial candidates who satisfy specific criteria and otherwise qualify for membership on the Board are identified and presented to the Nominating/Corporate Governance Committee, members of the Nominating/Corporate Governance Committee interview them. The Committee keeps the full Board informally informed of its progress, including giving the full Board an opportunity to interview the candidates. The Nominating/Corporate Governance Committee considers and approves the final candidate, and then seeks full Board endorsement of the selected candidate. In evaluating such nominees, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. Candidates recommended by stockholders and candidates recommended by other persons or entities are evaluated by the Nominating/Corporate Governance Committee in the same manner, including whether they meet the minimum criteria set forth in our Corporate Governance Guidelines.

        All nominees for election at this Annual Meeting, except Allen I. Questrom, were previously elected by stockholders. Mr. Questrom, a new candidate for election by stockholders, joined the Board in December 2005. He was identified to the Nominating/Corporate Governance Committee as a candidate by our Chief Executive Officer.

Communications with the Board or the Presiding Director

        The independent directors have selected Howard Gittis as Presiding Director. Among other things, the Presiding Director chairs executive sessions of non-management directors, held at least three times a year. You can contact our Board of Directors, our non-management directors as a group, our Presiding Director or any other director by writing to the Board, our non-management directors as a group, or such director c/o Secretary, Jones Apparel Group, Inc., 1411 Broadway, 39th Floor, New York, New York 10018. The Secretary will promptly forward any communication unaltered to the Board, non-management directors as a group or such director.

Director Compensation and Stock Ownership Guidelines

        The following table provides information on compensation for the year ended December 31, 2005 paid to each non-management director who served as such at any time during 2005.

Name	Total ($)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	All Other Compenation ($)(3)
Howard Gittis	158,040	60,000	98,040	-	-	5,557
Anthony F. Scarpa	169,040	71,000	98,040	-	-	-
Matthew H. Kamens	163,944	60,000	98,040	-	-	12,272
J. Robert Kerrey	133,775	65,000	98,040	-	-	(16,529)
Ann N. Reese	154,040	56,000	98,040	-	-	3,150
Gerald C. Crotty	234,912	43,000	192,600	-	-	1,524
Lowell W. Robinson	236,600	44,000	192,600	-	-	4,548
Allen I. Questrom	181,860	-	181,860	-	-	4,988
Geraldine Stutz	28,194	42,000	-	-	-	(13,806)
Michael L. Tarnopol	116,813	44,000	98,040	-	-	(25,227)

_________________

(1)	Non-management directors receive a $40,000 annual retainer, $2,000 for attending a board meeting and $1,000 for a committee meeting. In addition, the chair of the Audit Committee receives a retainer of $10,000 and the chairs of other committees receive a retainer of $5,000. Each non-management director may elect to defer all or a portion of his or her annual retainer and meeting attendance fees under the Jones Apparel Group, Inc. Deferred Compensation Plan for Outside Directors.

(2)	Each non-management director receives an annual grant of 3,000 shares of restricted common stock, with new non-management directors receiving an initial grant of 6,000 shares of restricted common stock. The restricted stock awards have a value based on the fair market values of our common stock on the effective date of the grant and vest in equal installments over three years. The awards are made from shares available under our 1999 Stock Incentive Plan.

The following table represents outstanding stock options and restricted stock held by our non-management directors as of December 31, 2005.

Name	Number of securities underlying unexercised Options (#) Exercisable/ Unexercisable	In-the-money amount of unexercised Options ($)(a) Exercisable/ Unexercisable	Number of shares or units of Stock held that have not vested (#)	Market value of shares or units of Stock held that have not vested ($)	Incentive Plans: Number of nonvested shares, units or other rights held (#)	Incentive Plans: Market or payout value of nonvested shares, units or other rights held ($)
Howard Gittis	18,000 / -	536,960 / -	3,000	92,160	-	-
Anthony F. Scarpa	9,500 / -	282,340 / -	3,000	92,160	-	-
Matthew H. Kamens	9,000 / -	267,480 / -	3,000	92,160	-	-
J. Robert Kerrey	4,500 / -	133,740 / -	3,000	92,160	-	-
Ann N. Reese	9,000 / -	267,480 / -	3,000	92,160	-	-
Gerald C. Crotty	- / -	- / -	6,000	184,320	-	-
Lowell W. Robinson	- / -	- / -	6,000	184,320	-	-
Allen I. Questrom	- / -	- / -	6,000	184,320	-	-

(a)	Calculated by subtracting the exercise price ($0.50 per share for options granted prior to December 31, 1998 and $1.00 per share for options granted thereafter) from the market price of the underlying Common Stock at December 31, 2005.

(3)	Represents earnings (losses) under the Jones Apparel Group, Inc. Deferred Compensation Plan for Outside Directors for participating directors as follows: Mr. Kamens, $5,904; Mr. Kerrey, ($29,265); Mr. Crotty, ($688); Ms. Stutz, ($13,806); and Mr. Tarnopol, ($25,227). The amounts also include discounts on purchases made at Barneys New York or Barneys New York CO-OP stores or at the Barneys New York annual warehouse sale event under our discount program, which is described under "Employment and Compensation Arrangements" on page 20, as follows: Mr. Gittis, $5,557; Mr. Kamens, $6,368; Mr. Kerrey, $12,736; Ms. Reese, $3,150; Mr. Crotty, $2,212; Mr. Robinson, $4,548; and Mr. Questrom, $4,988.

        Non-management directors are expected to own shares of our common stock equal in value to at least five times the then-current amount of the annual retainer. That ownership stake should be achieved within five years of their election or appointment to the Board of Directors (or, in the case of those directors serving as such at the time the requirement was adopted on October 28, 2002, by October 28, 2007). Each director may count toward that requirement the value of shares owned (including shares of restricted stock), the value of share units credited to the director's account under the Jones Apparel Group, Inc. Deferred Compensation Plan for Outside Directors and the value of shares underlying any unexercised stock options having an exercise price of $1.00 or less per share.

Audit Committee Report

        The Audit Committee assists the Board of Directors in its general oversight of the integrity of Jones' financial statements, the independent registered public accountants' qualifications and independence, the performance of Jones' internal audit function and independent registered public accountants' and Jones' compliance with legal and regulatory requirements. The independent registered public accountants report directly to the Audit Committee.

        Jones' management has primary responsibility for preparing Jones' financial statements and Jones' financial reporting process. Jones' independent registered public accountants, BDO Seidman, LLP, are responsible for expressing an opinion on the conformity of Jones' audited financial statements with accounting principles generally accepted in the United States.

        Jones' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. BDO Seidman, LLP's responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of Jones' internal control over financial reporting based on their audit.

        In this context, the Audit Committee hereby reports as follows:

  The Audit Committee has reviewed and discussed the audited financial statements with Jones' management.

  The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU Section 380), as amended.

  The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees") and has discussed with the independent registered public accountants the independent registered public accountants' independence.

  Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Jones' Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee: Anthony F. Scarpa (Chairman), Ann N. Reese and Lowell W. Robinson
March 30, 2006.

        The foregoing Report of the Audit Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee during 2005 were Mr. Gittis, Mr. Kerrey and Mr. Crotty. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with our executive officers or our other directors.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC and the New York Stock Exchange, and to furnish us with copies of, reports of ownership and changes in ownership of our common stock. Based on a review of our records and written representations of our directors and executive officers, all Section 16(a) reports for 2005 were filed on a timely basis, with the exception of the persons listed below for whom we inadvertently filed Form 4s late. The following officers filed a late report on Form 4 relating to annual equity awards granted in January 2005, because of an administrative oversight: Peter Boneparth, Wesley R. Card, Rhonda J. Brown and Ira M. Dansky, each reporting one transaction; and Anita D. Britt and Patrick M. Farrell, each reporting two transactions. The following directors filed a late report on Form 4 to correct our inadvertent failure to report the crediting of share units to their accounts under our Amended and Restated Deferred Compensation Plan for Outside Directors at various times during 2003, 2004 and 2005 as "phantom stock" transactions (see footnote 1 under "Security Ownership of Certain Beneficial Owners" on page 2): J. Robert Kerrey, reporting 20 transactions on an untimely basis and one transaction on a timely basis; Gerald C. Crotty, reporting one transaction on an

12

untimely basis and one transaction on a timely basis; and Geraldine Stutz and Michael L. Tarnopol, who served on our Board of Directors during a portion of 2005, each reporting 19 transactions on an untimely basis.

Executive Compensation

Summary of Executive Compensation

        The following summary compensation table shows the before-tax compensation for the three years ended December 31, 2005 for services in all capacities for our Chief Executive Officer and our four other most highly compensated executive officers during 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation (1)			Long-term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compen- sation($)(3)	Restricted Stock Awards ($)(4)		Securities Underlying Options (#)	All Other Compen- sation($)(5)
Peter Boneparth President and Chief Executive Officer	2005 2004 2003	2,500,000 2,500,000 2,000,000	1,200,000 2,000,000 2,000,000	265,016 151,854 79,191	3,706,000 - 7,090,000	(6) (7)	- - -	5,090 3,600 3,333
Sidney Kimmel Chairman	2005 2004 2003	1,200,000 1,200,000 1,200,000	- 1,800,000 1,800,000	128,856 148,869 144,117	- - -		- - -	8,400 8,200 8,000
Wesley R. Card Chief Operating and Financial Officer	2005 2004 2003	1,100,000 1,000,000 900,000	600,000 1,000,000 1,000,000	219,609 196,022 182,174	1,853,000 - 4,254,000	(6) (8)	- - -	8,400 8,200 8,000
Rhonda J. Brown President and Chief Executive Officer, Footwear, Accessories and Retail Group	2005 2004 2003	1,300,000 1,300,000 1,200,000	250,000 1,500,000 1,500,000	79,341 118,191 63,619	926,500 - 329,700	(6) (9)	- - 30,000	8,400 8,200 8,000
Ira M. Dansky Executive Vice President, Secretary and General Counsel	2005 2004 2003	650,000 625,000 600,000	375,000 600,000 600,000	42,636 21,500 17,300	370,600 - 164,850	(6) (9)	- - 10,000	8,400 8,200 8,000
___________________
(1)	Compensation deferred at the election of the named executive officer is included in the category (e.g., salary, bonus) and year in which it would otherwise have been reported had it not been deferred.
(2)	Annual bonus amounts are reported for the year earned and accrued regardless of the timing of the actual payment.
(3)	The table below provides our incremental cost of the components of Other Annual Compensation for each of the individuals. Dividends on restricted stock are paid at the same rate and at the same time as dividends are paid to all holders of common stock. We provide a car or car allowance to Messrs. Boneparth, Card and Dansky, and in the case of Mr. Boneparth, provide him with a tax gross-up payment to cover the taxable income attributable to the car allowance. We provide a car and driver for each of Mr. Kimmel and Ms. Brown, and provide car services for Mr. Card in New York City. We rent an apartment in New York City that is used by Mr. Card. We provide Mr. Card with a tax gross-up payment to cover the taxable income attributable to the apartment. We also pay the premiums on certain term life insurance policies for the benefit of Mr. Boneparth. Mr. Boneparth and Ms. Brown participate in the Jones Apparel Group, Inc. Deferred Compensation Plan and have elected to defer the earnings allocated to their accounts. All earnings under this plan are at market rates.

Name	Year	Restricted Stock Dividends	New York Apartment		Car Lease/Allowance		Car Services	Car and Driver	Life Insurance	Deferred Compen- sation Plan Account Earnings	Barneys New York Discounts (a)	Total Other Compen -sation
			Cost	Tax Gross-up	Cost	Tax Gross-up
Peter Boneparth	2005 2004 2003	80,667 60,000 40,000	- - -	- - -	18,000 18,000 26,020	15,600 15,600 -	- - -	- - -	13,950 13,583 13,171	124,026 44,671 -	12,773 - -	265,016 151,854 79,191
Sidney Kimmel	2005 2004 2003	- - -	- - -	- - -	- - -	- - -	- - -	99,102 148,869 144,117	- - -	- - -	29,754 - -	128,856 148,869 144,117
Wesley R. Card	2005 2004 2003	44,000 36,000 24,000	72,790 70,146 67,740	71,206 68,620 70,788	22,915 14,236 12,500	- - -	8,230 7,020 7,146	- - -	- - -	- - -	468 - -	219,609 196,022 182,174
Rhonda J. Brown	2005 2004 2003	18,333 10,800 4,800	- - -	- - -	- - -	- - -	- - -	12,506 71,865 58,819	- - -	32,219 35,526 -	16,283 - -	79,341 118,191 63,619
Ira M. Dansky	2005 2004 2003	10,267 9,000 4,800	- - -	- - -	12,500 12,500 12,500	- - -	- - -	- - -	- - -	- - -	19,869 - -	42,636 21,500 17,300

(a) Represents discounts on purchases made at Barneys New York or Barneys New York CO-OP stores or at the Barneys New York annual warehouse sale event under our discount program, which is described under "Employment and Compensation Arrangements" on page 20.
(4)
The value shown is the number of restricted shares times the closing price of our common stock on the New York Stock Exchange on the date of grant. At the end of 2005, Mr. Boneparth, Mr. Card, Ms. Brown and Mr. Dansky held 183,334, 100,000, 41,666 and 23,333 shares, respectively, of restricted stock valued at $5,632,020, $3,072,000, $1,279,980 and $716,790, respectively, calculated using the closing price of our common stock on the New York Stock Exchange on the last trading day of the year ($30.72).
(5)	We provide the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in this column pursuant to SEC rules. The amounts shown in this column represent our contributions to the Jones Apparel Group, Inc. Retirement Plan on behalf of the named individuals.
(6)	Vesting restrictions lapse on the second business day immediately following our public announcement of fourth quarter financial results of 2007.
(7)	Vesting restrictions lapsed as to one-third of the 250,000 restricted shares in each of 2004, 2005 and 2006. The 250,000 performance contingent restricted shares were awarded to Mr. Boneparth as a replacement for 1,500,000 options to which he was contractually entitled. See "Employment and Compensation Arrangements" on page 20.
(8)	Vesting restrictions lapsed as to one-third of the 150,000 restricted shares in each of 2004, 2005 and 2006. The 150,000 performance contingent restricted shares were awarded to Mr. Card as a replacement for 500,000 options to which he was contractually entitled. See "Employment and Compensation Arrangements" on page 20.
(9)	Vesting restrictions lapsed as to one-third of the restricted shares on the second business day immediately following our public announcement of fourth quarter financial results of each of 2004 and 2005. Vesting restrictions will lapse as to the remaining one-third of the restricted shares on the second business day immediately following our public announcement of fourth quarter financial results for 2006, provided that we achieve certain performance targets in 2006.

Stock Options

        Stock option exercises by the Named Executive Officers during 2005, as well as the number and total value of unexercised "in-the-money" options at December 31, 2005, are as follows:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of Unexercised In-the-Money Options at December 31, 2005($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter Boneparth	-	-	2,117,465	-	3,685,613	-
Sidney Kimmel	-	-	959,999	-	1,983,196	-
Wesley R. Card	-	-	401,308	-	2,170,093	-
Rhonda J. Brown	175,000	1,487,677	45,000	10,000	-	-
Ira M. Dansky	-	-	245,999	3,333	689,860	-

Compensation Committee Report on Executive Compensation

        The Compensation Committee, composed of three non-employee independent directors, is responsible for establishing and administering the policies that govern Jones' executive compensation program for its Chief Executive Officer, other executive officers and key management. The Committee works to ensure that such individuals are compensated in a manner that reflects:

  shareholder interests and the stated compensation philosophy of Jones;
  objectives for attracting and retaining executive talent; and
  competitive practices and internal equity considerations.

        The Committee has retained an independent consultant, Mercer Human Resource Consulting, to assist the Committee in fulfilling its responsibilities. The independent consultant reports directly to the Compensation Committee.

        The Compensation Committee's process includes executive sessions where the Committee meets alone, or with its consultant or other advisors, without the presence of management.

Compensation Philosophy

        The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management pay with the achievement of Jones' annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist Jones in attracting and retaining qualified management. Management compensation is set at levels that the Compensation Committee believes are consistent with others in the business segments in which Jones operates, and gives special emphasis to the need for the best creative talent available in product-related positions. This philosophy is designed to encourage and support strong performance, and retain the team, giving Jones a competitive advantage.

        The Compensation Committee annually reviews data on industry compensation levels and financial performance to determine competitive levels of compensation for Jones' executive officers. The Compensation Committee, with the assistance of its independent consultant, reviews the compensation levels of 18 publicly traded apparel, footwear and retail companies that are considered comparable to Jones, either in their size or type of operations. Some of these companies are included in the S&P 500 Apparel, Accessories & Luxury Goods Index in the Performance Graph on page 20. Other companies in the compensation review are not included in the index; however, the Compensation Committee considered those companies because it believes the market for executive talent is broader than the companies included in the index.

        The Compensation Committee targets the compensation of Jones' executives in the upper three-quarters of the range of the surveyed companies, provided that Jones' annual and long-term performance supports such compensation. Because the majority of the compensation of Jones' executive officers is contingent on performance, actual compensation of these executives will vary above and below the targeted position depending on financial results. In periods of strong performance, the Committee expects actual compensation to exceed the targeted position. If a downturn in performance occurs, actual compensation will also be reduced.

Executive Compensation Program

        Jones' executive compensation program is composed of:

  base salary;
  annual cash incentive; and
  long-term equity-based compensation consisting of restricted stock and stock options.

        Base Salaries. Each of the executive officers has an Employment Agreement with Jones which defines a minimum annual salary for the executive. The Committee reviews base salaries annually and may adjust salaries depending on individual performance, impact on the business, tenure and experience, changes in job responsibilities and market practice. Mr. Card and Mr. Dansky received salary increases for 2005 ($100,000 and $25,000, respectively), in recognition of the expanding scope of the functions for which they are responsible. There were no increases for 2005 in the base salaries for the other Named Executive Officers from the levels established for 2004. There were no increases for 2006 in the base salaries for any of the Named Executive Officers from the levels established for 2005.

        Annual Cash Incentives. The Incentive Plan was adopted in 1999 and approved by stockholders. The Incentive Plan provides that executive officers are eligible to participate in an "Incentive Pool" of not more than 3.0% of Jones' Income Before Provision for Income Taxes (as adjusted under the Incentive Plan). Under the Incentive Plan, no participant may be awarded a cash incentive of more than $3 million. During the first quarter of each year, the Compensation Committee allocates a percentage of the Incentive Pool to each participant. An executive's percentage participation in the pool determines the maximum cash incentive that may be paid, subject to the overall plan limit of $3 million. The Committee retains the discretion to reduce these awards, but may not increase them.

        After the year ends, the Compensation Committee certifies the Incentive Pool and the maximum cash incentive that may be paid to each participant. The Committee also determines the actual cash incentive to be paid to each participant. The Committee considers Mr. Boneparth's recommendations for executives other than himself. In addition, the Committee reviews a variety of corporate and business unit performance indicators. The Committee also evaluates the strategic positioning of Jones and its major business units.

        For 2005, the maximum Incentive Pool was $12,759,000. The actual awards made under the Incentive Plan to the Named Executive Officers for 2005 totaled $2,425,000. Mr. Kimmel did not receive any cash incentive award. The cash incentives awarded to Mr. Boneparth ($1,200,000), Mr. Card ($600,000) and Mr. Dansky ($375,000) were approximately 40% lower than their 2004 awards. The cash incentive awarded to Ms. Brown ($250,000) was more than 80% less than her 2004 award. In addition to being substantially lower than awards for the prior year, annual cash incentives were also substantially less than the maximum awards available from the Incentive Pool.

        In making these awards, the Compensation Committee considered that 2005 net income, excluding items not believed to be of a recurring nature, and 2005 operating cash flow were lower than budget and lower than 2004 results. The Committee believes that management took steps to improve the Company's strategic positioning and create shareholder value, including:

  the successful performance of the newly-acquired Barneys;
  consummation of the sale of the Polo Jeans Company business;
  settlement of all litigation with Polo Ralph Lauren Corporation;
  initiation of a cost reduction program targeted to reduce annual operating expenses by $100 million; and
  the repurchase of 7.6 million shares for a total of $235.2 million.

        While the Committee supports management in these important initiatives, the Committee also believes that annual cash incentives must align with financial results actually achieved during the year. As such, the Committee decided that a substantial reduction in cash incentives was appropriate.

        Stock Option and Restricted Stock Grants. The Compensation Committee awards stock options and restricted stock to Jones' executive officers and key management to align them with the long-term interests of Jones' stockholders, and to help retain these executives. The awards give the executives an economic interest in Jones that will vary up and down with stock price performance, which reinforces the link between executive compensation and the performance of Jones stock. During 2005, no stock options were awarded to the Named Executive Officers.

        The restricted stock awards that appear as compensation for 2005 in the Summary Compensation Table were granted by the Compensation Committee in December 2004, effective January 3, 2005. Because these restricted stock awards were granted in connection with 2004 performance, they were discussed in last year's Compensation Committee Report. The restricted stock awards to Mr. Boneparth (100,000 shares), Mr. Kimmel (0 shares), Mr. Card (50,000 shares), Ms. Brown (25,000 shares) and Mr. Dansky (10,000 shares) each had a value of $37.06 per share as of the effective date. The awards do not vest until February 2008, provided that Jones achieves certain pre-established Operating Cash Flow Targets.

        On March 6, 2006, the Compensation Committee approved restricted stock awards intended as a reward for 2005 performance and a future incentive to Mr. Boneparth (50,000 shares), Mr. Kimmel (0 shares), Mr. Card (25,000 shares), Ms. Brown (10,000 shares) and Mr. Dansky (5,000 shares). The awards had a value of $29.44 per share as of the effective date and will appear as compensation for 2006 in the Summary Compensation Table in the 2007 Proxy Statement. The awards were funded with shares available for grant under the 1999 Stock Incentive Plan. The awards do not vest until February 2009, provided that Jones achieves certain pre-established net income and operating cash flow targets in 2006. If Jones does not achieve at least 90% of its 2006 net income target, one-half of the shares will be forfeited. Similarly, if Jones does not achieve at least 90% of its 2006 operating cash flow target, the remaining shares will be forfeited. If 2006 net income and operating cash flow are more than 90% of target and less than 100% of target, a portion of the shares will be forfeited. If both financial targets are achieved, none of the shares will be forfeited. The Committee believes that these awards of performance-contingent restricted shares are a reasonably designed incentive to achieve budgeted financial results in 2006.

        In determining the size of restricted stock awards, the Committee considered factors which include previously granted stock options and restricted stock awards, the size of options and equity awards made by competitors and the individual performance and impact of individual executives. The Committee also considered that 2005 net income, excluding items not believed to be of a recurring nature, and 2005 operating cash flow were lower than budget and lower than 2004 results. As a result, the Committee concluded that a 50% reduction in the number of performance-contingent restricted shares granted to Jones' executive officers was appropriate.

        Stock Ownership Guidelines for Executives. In December 2004, the Committee adopted Stock Ownership Guidelines for executives (the "Guidelines") to emphasize the importance of equity ownership of Jones by its Named Executive Officers. The Guidelines provide that the Chief Executive Officer should beneficially own Jones common stock equal to three times his annual salary, the Chief Operating and Financial Officer should beneficially own Jones common stock equal to 1.5 times his annual salary and the other Named Executive Officers should beneficially own Jones common stock equal to his or her annual salary. The Guidelines provide that such beneficial ownership should be achieved no later than the fifth anniversary of either (a) the effective date of adoption of the Guidelines by the Compensation Committee or (b) the date of the proxy statement or other document filed with the Securities and Exchange Commission that first includes such individual as a "Named Officer," whichever occurs later. Shares of restricted stock issued to a Named Executive Officer are deemed beneficially owned for the purposes of the Guidelines. Jones common stock underlying employee stock options held by a Named Executive Officer are not deemed beneficially owned for the purposes of the Guidelines. Shares of Jones common stock acquired by a Named Executive Officer upon exercise of employee stock options issued after the effective date of adoption of the Guidelines (net of shares sold to satisfy tax obligations arising from such exercise) should be held by the Named Executive Officer for at least 12 months.

2006 Annual Cash Incentive Process

        During 2005 and 2006, the Committee worked to revise and formalize the process relating to annual cash incentive awards. The Committee worked with senior management and the Committee's independent consultant to set overall Jones performance goals for corporate net income and operating cash flow, giving each metric a 50% weighting. The Committee also established individual performance objectives for Mr. Boneparth related to ongoing strategic initiatives and investments in human capital. Finally, the Committee established target annual cash incentive awards for each executive officer and defined guidelines for how actual awards will vary above and below the targeted amounts depending on results against net income, operating cash flow goals and individual performance objectives. The Committee specified that no annual cash incentive awards will be paid to executives with corporate responsibility (Messrs. Boneparth, Card and Dansky) if actual financial results in 2006 fall below 90% of the performance goals. Finally, the Committee determined that Mr. Kimmel is not eligible for an annual cash incentive for 2006 performance.

        To complete the implementation of the revised process for determining annual cash incentives, the Committee asked Mr. Boneparth to recommend complementary financial targets for Ms. Brown related to the Accessories and Footwear business. The Committee also asked Mr. Boneparth to recommend individual performance objectives for the other Named Executive Officers. After the end of the fiscal year, the actual performance of Jones and the individual will be measured against such pre-determined performance goals and individual performance objectives in determining the executive's bonus.

CEO Compensation

        Mr. Boneparth's 2005 base salary was $2,500,000, as provided in his Employment Agreement with Jones. No salary increase was awarded in 2005.

        At its meeting in March 2006, the Committee decided to award Mr. Boneparth an annual cash incentive for 2005 under the Incentive Plan of $1,200,000. This represents a 40% reduction in the annual cash incentive awarded for 2004. In making this award, the Compensation Committee considered that 2005 net income, excluding items not believed to be of a recurring nature, and 2005 operating cash flow were lower than budget and lower than 2004 results. While acknowledging the importance of the initiatives undertaken to improve the Company's strategic positioning and create shareholder value, the Committee believes that annual cash incentives must align with financial results actually achieved during the year. As such, the Committee decided that a substantial reduction in cash incentives was appropriate.

        As discussed above, effective on January 3, 2005, Mr. Boneparth was awarded 100,000 restricted shares having a value of $37.06 per share in connection with 2004 performance. Effective March 6, 2006, Mr.

Boneparth was awarded 50,000 restricted shares having a value of $29.44 per share which do not vest until February 2009, provided that Jones achieves the net income and operating cash flow targets for 2006 described above. The Committee believes that this award of performance-contingent restricted shares to Mr. Boneparth is a reasonably designed incentive to achieve budgeted financial results in 2006.

        The Committee also reviewed perquisites provided to Mr. Boneparth and the other Named Executive Officers set forth in the Summary Compensation Table on page 13 in fiscal year 2005 and found them to be reasonable.

Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code imposes a limitation on the deduction for certain executive officers' compensation unless certain requirements are met. The Compensation Committee's policy is to have all compensation fully deductible; however, the Compensation Committee reserves the right to pay compensation that is not deductible if it is in the best interest of Jones. Bonuses awarded under the Incentive Plan are designed to meet the criteria for tax deductibility. In addition, gains realized by the executives from the exercise of stock options and the vesting of performance contingent restricted stock are expected in general to be tax deductible to Jones.

Compensation Committee: Howard Gittis (Chairman), J. Robert Kerrey and Gerald C. Crotty
March 30, 2006

        The foregoing Report of the Compensation Committee shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Comparative Performance

        The SEC requires us to present a chart comparing the cumulative total stockholder return on our common stock with the cumulative total stockholder return of (i) a broad equity market index and (ii) a published industry index or peer group. The following chart compares the performance of our common stock with that of the S&P 500 Composite Index and the S&P 500 Apparel, Accessories & Luxury Goods Index, assuming an investment of $100 on December 31, 2000 in each of our common stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P 500 Apparel, Accessories & Luxury Goods Index and the reinvestment of dividends. Prior to 2005, we compared the performance of our common stock with the Dow Jones U.S. Textile & Apparel Index. During 2005, the Dow Jones U.S. Textile & Apparel Index was discontinued, and comparisons against this index are no longer available. Comparative results with this index are also presented for the periods for which this index was available.

Employment and Compensation Arrangements

        Effective July 1, 2000, we entered into employment agreements with each of Sidney Kimmel, Wesley R. Card and Ira M. Dansky. Mr. Card's agreement was amended and restated effective as of March 11, 2002, further amended on February 28, 2003 and further amended on March 8, 2006. Mr. Dansky's agreement was amended and restated as of April 4, 2002 and further amended on February 28, 2003. Each agreement had an initial term of three years. Each agreement provides for automatic 12-month extensions unless either party gives notice no later than June 30 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on July 1 of the applicable year and ends 36 months later.

        In connection with our acquisition of McNaughton, in April 2001, we entered into an employment agreement with Peter Boneparth, who was the Chief Executive Officer of McNaughton. The agreement, which became effective on completion of the merger on June 19, 2001, was amended in November 2001, amended and restated on March 11, 2002, when Mr. Boneparth was elected President of Jones and designated to become the Chief Executive Officer on May 22, 2002, and further amended on February 28, 2003. It had an initial term of three years, which expired on March 31, 2005, and provides for automatic 12-month extensions unless either party gives notice no later than March 31 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on April 1 of the applicable year and ends 36 months later.

        Effective October 22, 2001, we entered into an employment agreement with Rhonda J. Brown, which was amended on February 28, 2003. Ms. Brown's agreement had an initial term of three years, which expired on December 31, 2004, and provides for automatic 12-month extensions unless either party gives notice no later than December 31 of the year preceding the final year of the applicable term that the agreement will not be extended. If the agreement is so extended, the extended term begins on January 1 of the applicable year and ends 36 months later.

        Mr. Kimmel's agreement provides that he will serve as our Chairman and Chief Executive Officer. His annual salary will not be less than $1,100,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan (for a description of the Executive Annual Incentive Plan, see "Compensation Committee Report on Executive Compensation" above). The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options in an amount (plus or minus 25%) equal to 400% of Mr. Kimmel's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Compensation Committee may determine. On March 11, 2002, Mr. Kimmel announced his plans to retire as our Chief Executive Officer as of May 22, 2002. He continues to serve as Chairman of our Board of Directors.

        If we terminate Mr. Kimmel's employment for "cause" or if he resigns without "good reason," Mr. Kimmel will receive only his unpaid salary through the date of termination or resignation. If Mr. Kimmel's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Kimmel's employment without "cause" (as defined) or Mr. Kimmel resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits, and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Kimmel's employment without "cause" or Mr. Kimmel resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times the sum of his annual salary at the time of termination plus his target bonus, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options upon (i) termination of Mr. Kimmel's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Kimmel for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Kimmel's estate or representative for a three-year period after the date of death.

        Mr. Kimmel's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Kimmel is also prohibited from interfering in our employment of our employees during the period ending two years after such severance period.

        Mr. Boneparth's amended agreement provides that he will serve as the President and, effective May 22, 2002, Chief Executive Officer of Jones, reporting solely and directly to the Board of Directors. We agreed to include Mr. Boneparth as a nominee for the Board of Directors and to recommend that stockholders vote in favor of his election to the Board of Directors for so long as he is employed by us under the agreement. His annual salary will be at the rate of not less than $1,500,000 for the period from March 11, 2002 through December 31, 2002, $2,000,000 for the period from January 1, 2003 through December 31, 2003, and $2,500,000 thereafter. He is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. In satisfaction of Mr. Boneparth's right to receive a guaranteed minimum bonus of $1,000,000 for each of 2002 and 2003 under his April 2001 employment agreement, we paid him $1,000,000 on each of March 11, 2002 and January 2, 2003. Under the agreement, we will continue to provide him the life and disability insurance coverage previously provided to him under his employment agreement with McNaughton.

        Under the agreement, on March 11, 2002, Mr. Boneparth received an initial grant of options to purchase 1,500,000 shares of our common stock, which vested ratably on the first three anniversaries of the date of grant. Under the February 28, 2003 amendment, Mr. Boneparth waived his right under his March 11, 2002 amended and restated employment agreement to receive an additional grant of options to purchase 1,500,000 shares of common stock, in consideration of receiving a grant of 250,000 shares of performance-contingent restricted stock, which vest over a three-year period, in lieu thereof. The agreement also provides for annual grants, at the discretion of the Compensation Committee, beginning in 2003, of additional stock options and/or shares of restricted stock in an amount (plus or minus 25%) equal to 300% of Mr. Boneparth's salary. The exercise price of the options will be the fair market value of the common stock on the date of grant. Options or restricted stock will vest ratably over three-year periods, with such other vesting provisions as the Compensation Committee may determine, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Boneparth's employment for "cause" (as defined) or if he resigns without "good reason" (as defined), Mr. Boneparth will receive only his unpaid salary through the date of termination or resignation and any bonus earned in the prior year but not yet paid. If Mr. Boneparth's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, (ii) an additional six months of salary and (iii) the greater of his target bonus (based on 100% of his annual salary at the time of termination) or $3,000,000, prorated through the date of termination. If we terminate Mr. Boneparth's employment without "cause" or Mr. Boneparth resigns for "good reason" and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, (ii) the greater of his target bonus at the time of termination or $3,000,000, prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination, 1/12 of the greater of his target bonus or $3,000,000, and continued benefits for the remainder of the term of his agreement and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Boneparth's employment without "cause" or Mr. Boneparth resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, (ii) his target bonus, prorated through the date of termination, (iii) a lump sum equal to three times the sum of Mr. Boneparth's annual salary at the time of termination and the greater of his target bonus at the time of termination or $3,000,000, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for continued health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Mr. Boneparth upon (i) termination of Mr. Boneparth's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Boneparth for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," for "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Boneparth's estate or representative for a three-year period after the date of death.

        Mr. Boneparth's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making the payments due to him (as described above). However, if we terminate Mr. Boneparth's employment for "cause" prior to June 19, 2004, the non-competition restrictions apply only for so long as we pay or provide to Mr. Boneparth during each month through June 19, 2004, his monthly salary at the time of termination and 1/12 of his target bonus at the time of termination and continued benefits. Mr. Boneparth is also prohibited from interfering in our employment of our employees during the period ending two years after such severance period.

        Mr. Card's amended agreement provides that he will serve as our Chief Operating Officer. Prior to the March 8, 2006 amendment, he served as our Chief Operating and Financial Officer. His annual salary will not be less than $850,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. Under the February 28, 2003 amendment, Mr. Card waived his right under his March 11, 2002 amended and restated employment agreement to receive a grant of options to purchase 500,000 shares of common stock, in consideration of receiving a grant of 150,000 shares of performance-contingent restricted stock, which vest over a three-year period, in lieu thereof. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 150% of Mr. Card's salary. The exercise price of the options will be the fair market value of the common stock on the date of grant. Options or restricted stock will vest ratably over three-year periods, with such other vesting provisions as the Compensation Committee may determine, or in such other amount and on such other terms as the Compensation Committee may determine.

        If we terminate Mr. Card's employment for "cause" or if he resigns without "good reason," Mr. Card will receive only his unpaid salary through the date of termination or resignation. If Mr. Card's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 100% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Card's employment without "cause" (as defined) or Mr. Card resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Mr. Card's employment without "cause" or Mr. Card resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Mr. Card upon (i) termination of Mr. Card's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Card for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Card's estate or representative for a three-year period after the date of death.

        Mr. Card's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Card is also prohibited from interfering in our employment of our employees during the period ending two years after such severance period.

        Ms. Brown's agreement provides that she will serve as the President and Chief Executive Officer of our Footwear, Accessories and Retail Group and the President and Chief Executive Officer of Nine West Footwear Corporation. Her annual salary will not be less than $1,000,000, and she is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. She is entitled to use a Company-paid automobile and driver in performing her services for the Company. Under the agreement, Ms. Brown also received a $25,000 payment on October 31, 2001 and an initial grant of options to purchase 250,000 shares of our common stock, which vested ratably on the first three anniversaries of the date of grant (October 22, 2001). The exercise price per share is the fair market value on the date of grant. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 150% of Ms. Brown's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Stock Option Committee may determine.

        If we terminate Ms. Brown's employment for "cause" or if she resigns without "good reason," Ms. Brown will receive only her unpaid salary through the date of termination or resignation and any unpaid bonus earned in the prior contract year. If Ms. Brown's employment terminates before the end of the term due to death or "disability" (as defined), we will pay her or her estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 75% of her annual salary at the time of termination) prorated through the date of termination. If we terminate Ms. Brown's employment without "cause" (as defined) or Ms. Brown resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to her (i) any unpaid salary through the date of termination and any unpaid bonus earned in the prior contract year, (ii) a target bonus (based on 75% of her annual salary at the time of termination) prorated through the date of termination, (iii) for each month during the remainder of the term of her agreement, her monthly salary at the time of termination and 1/12 of her target bonus (based on 75% of her annual salary at the time of termination), together with continued benefits and (iv) reimbursement for up to $10,000 of executive outplacement services. If we terminate Ms. Brown's employment without "cause" or Ms. Brown resigns for "good reason" following a "change in control," we will pay her (i) any unpaid salary through the date of termination and any unpaid bonus earned in the prior contract year, (ii) her target bonus (based on 100% of her annual salary at the time of termination) prorated through the date of termination, (iii) a lump sum equal to three times 200% of her annual salary at the time of termination and (iv) a lump sum equal to our cost for her health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Ms. Brown upon (i) termination of Ms. Brown's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Ms. Brown for "good reason" or (iv) if we terminate her employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Ms. Brown's estate or representative for a three-year period after the date of death.

        Ms. Brown's agreement also contains non-competition restrictions during her employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to her (as described above); in the case of termination for "cause" prior to the expiration of the initial term of the agreement, the non-competition restrictions only apply if we pay Ms. Brown, for each month during the remainder of the initial term of her agreement, her monthly salary at the time of termination, together with continued benefits. Ms. Brown is also prohibited from interfering in our employment of our employees during the period ending two years after the severance period.

        Mr. Dansky's amended and restated agreement provides that he will serve as our Executive Vice President, General Counsel and Secretary. His annual salary will not be less than $500,000, and he is entitled to receive annual bonuses in accordance with the Executive Annual Incentive Plan. The agreement also provides for annual grants, at the discretion of the Compensation Committee, of stock options and/or restricted stock in an amount (plus or minus 25%) equal to 80% of Mr. Dansky's salary and at an exercise price of the fair market value of the common stock on the date of grant, vesting ratably over three-year periods, or in such other amount and on such other terms as the Stock Option Committee may determine.

        If we terminate Mr. Dansky's employment for "cause" or if he resigns without "good reason," Mr. Dansky will receive only his unpaid salary through the date of termination or resignation. If Mr. Dansky's employment terminates before the end of the term due to death or "disability" (as defined), we will pay him or his estate, as applicable, (i) any unpaid salary through the date of termination, (ii) an additional six months of salary and (iii) a target bonus (based on 75% of his annual salary at the time of termination) prorated through the date of termination. If we terminate Mr. Dansky's employment without "cause" (as defined) or

        Mr. Dansky resigns for "good reason" (as defined) and no "change in control" (as defined) has occurred, we will pay or provide to him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) for each month during the remainder of the term of his agreement, his monthly salary at the time of termination and 1/12 of his target bonus, together with continued benefits, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of his agreement. If we terminate Mr. Dansky's employment without "cause" or Mr. Dansky resigns for "good reason" following a "change in control," we will pay him (i) any unpaid salary through the date of termination, (ii) his target bonus prorated through the date of termination, (iii) a lump sum equal to three times 200% of his annual salary at the time of termination, (iv) reimbursement for up to $10,000 of executive outplacement services and (v) a lump sum equal to our cost for his health insurance, life insurance and retirement benefits for the remainder of the term of the agreement.

        The agreement also provides for vesting of all previously unvested options and lapse of all restrictions on shares of restricted stock held by Mr. Dansky upon (i) termination of Mr. Dansky's employment due to "retirement" (as defined), death or "disability," (ii) a "change in control," (iii) termination by Mr. Dansky for "good reason" or (iv) if we terminate his employment without "cause." In the case of termination due to "retirement," "disability," "change in control," "good reason" or "without cause," the accelerated options are exercisable during the remaining original option term; in the case of death, the accelerated options are exercisable by Mr. Dansky's estate or representative for a three-year period after the date of death.

        Mr. Dansky's agreement also contains non-competition restrictions during his employment and for the duration of the severance period (i.e., the period from the termination date through the expiration of the term of the agreement), provided that we are making payments to him (as described above). Mr. Dansky is also prohibited from interfering in our employment of our employees during the period ending two years after such severance period.

        We have provided certain perquisites to the foregoing executives, as summarized in footnote 3 to the "Summary Compensation Table" on page 13. In addition, each of the foregoing executives is eligible to receive all perquisites that are made available to our senior executives, which include first class commercial air travel for business purposes, participation in the Jones Apparel Group, Inc. Deferred Compensation Plan and participation at the senior executive level in our discount program.

        Mr. Boneparth and Ms. Brown elected to defer a portion of their 2005 compensation under the Deferred Compensation Plan. The Deferred Compensation Plan allows a select group of management or highly compensated employees who are designated by the committee that administers the plan to defer, on a pre-tax basis, receipt of up to 90% of salary and up to 90% of annual bonus, in an account which is credited with a rate of return based on investment crediting options selected by the participant from an extensive menu under the plan. The committee has designated employees, including executive officers, earning a base salary of $100,000 or more as eligible to participate in the plan. The plan is not funded; participants have our unsecured contractual commitment to pay the amounts due under the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. The assets of the rabbi trust are available to our general creditors in the event of our insolvency.

        Under our discount program, all our employees, and members of the Board of Directors, may purchase products in Company-owned stores (other than Barneys stores) at 40% off the original retail price or at the then current price, whichever is lower. All Barneys employees, certain of our senior executives, including each of the foregoing executives, and members of the Board of Directors receive a discount of 35% on purchases at any Barneys store. All our other employees receive a discount of 35% on purchases at Barneys outlet stores.

        We also provide other benefits, such as medical, dental and life insurance, to the foregoing executives on the same terms and conditions as those provided generally to our other employees.

Item 2.  Proposal to Ratify the Selection of Independent Registered Public Accountants

        BDO Seidman, LLP served as our independent registered public accountants during 2005 and has been selected, subject to ratification by our stockholders at the annual meeting, to serve as our independent registered public accountants for 2006. BDO Seidman, LLP (or its predecessor firms) has audited our financial statements since 1975. A representative of BDO Seidman, LLP will be present at the annual meeting, with an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        If the selection of BDO Seidman, LLP is not ratified, or if before the next annual meeting of our stockholders it declines to act or otherwise becomes incapable of acting, or if its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint other independent registered public accountants whose engagement for any period after the next annual meeting will be subject to stockholder approval at that meeting.

Fees Paid to Independent Registered Public Accountants

        In connection with the audit of the 2005 financial statements, we entered into an engagement agreement with BDO Seidman, LLP, which set forth the terms by which BDO Seidman, LLP has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

        The aggregate fees billed by BDO Seidman, LLP for professional services for 2005 and 2004 were as follows:

	2005	2004
Audit fees (1)	$ 2,541,566	$ 2,674,748
Audit-related fees (2)	89,900	237,203
Tax fees (3)	356,677	206,512
All other fees (4)	6,415	10,203
(1)	Includes audit of financial statements, audit of internal controls, SAS 100 reviews, consultations and statutory audits.
(2)	Includes audits of employee benefit plans and due diligence and reviews related to acquisitions.
(3)	Includes foreign tax compliance work, consultations and preparation of expatriate tax returns.
(4)	Includes various foreign government filings relating to the registration or liquidation of subsidiaries.

        The Audit Committee's charter provides that the Audit Committee will review, and approve in advance, in its sole discretion, all auditing services and permitted non-audit services, including fees and terms, to be performed for us by our independent registered public accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to completion of the audit. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee its authority to pre-approve audit and permitted non-audit services, provided that any such subcommittee pre-approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting. In 2005, all of the services and fees were approved by the Audit Committee.

        The Audit Committee's charter also provides that the Audit Committee will consider whether the independent registered public accountants' provision of permitted non-audit services is compatible with maintaining the registered public accountants' independence. The Audit Committee considered whether the provision of non-audit services by BDO Seidman, LLP is compatible with maintaining BDO Seidman, LLP's independence with respect to Jones and determined that to be the case.

Submission of Stockholder Proposals and Nominations

        Any stockholder proposal intended for inclusion in the proxy material for the 2007 annual meeting must be received by us at the address on the first page of this proxy statement, Attention: Secretary, no later than December 18, 2006 and must otherwise comply with SEC rules.

        Our by-laws establish an advance written notice procedure for stockholders seeking to nominate a candidate for director or to bring business before a meeting of stockholders. The by-laws provide that only persons who are nominated by the Board of Directors, by a committee of the Board of Directors, or by a stockholder of record on the record date of the meeting at which directors are to be elected and also on the date of that meeting who is entitled to vote at that meeting and who has given timely written notice to the President of Jones prior to that meeting, will be eligible for election as directors of Jones. The by-laws also provide that, except as permitted by the presiding officer in such officer's sole discretion (unless a majority of the Board of Directors object), at any meeting of stockholders only such business may be conducted as has been specified in the notice of meeting or brought before the meeting at the direction of the Board of Directors, by the presiding officer of the meeting (unless a majority of the Board of Directors object) or, in the case of an annual meeting of stockholders, by a stockholder of record on the record date of the meeting who continues to be entitled to vote at the meeting and who has given advance written notice as specified in the by-laws to the Secretary of Jones of the shareholder's intention to bring such business before the meeting.

        Under the by-laws, to be timely, the written notice must be received by us at our principal executive offices, addressed to the attention of the President, in the case of an annual meeting that is called for a date within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 45 days or more than 90 days before that anniversary date; in the case of an annual meeting that is called for a date that is not within 30 days before or after such anniversary date or, with respect to nominations, in the case of a special meeting of stockholders called for the purpose of electing directors, we must receive the notice not later than the close of business on the fifth day after the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made. The stockholder's notice must also contain certain information specified in the by-laws. A copy of the applicable by-law provisions is available upon written request to: Jones Apparel Group, Inc., 1411 Broadway, New York, New York 10018; Attn: Ira M. Dansky. The presiding officer at the 2006 annual meeting will determine whether any such proposal or nomination was properly brought; if such proposal or nomination was not properly brought, then the presiding officer will not allow a vote on the proposal or nomination. Proxyholders in the proxy accompanying the proxy statement for the 2006 annual meeting will be allowed to use their discretionary voting authority to vote on any proposal submitted after the deadline described above.

Other Matters

        The Board of Directors is not aware of any business constituting a proper subject for action by the stockholders to be presented at the meeting, other than those set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

How to Attend the Annual Meeting

        The meeting will be held on May 23, 2006 at JPMorgan Chase Conference Centers at 270 Park Avenue, 11th Floor, New York, New York, which is located between 47th Street and 48th Street on Park Avenue.

        OUR 2005 ANNUAL REPORT ON FORM 10-K TO THE SEC, WITHOUT EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO: JONES APPAREL GROUP, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018; ATTN: THIMIO SOTOS.

        In addition to soliciting proxies by mail, we may make requests for proxies by telephone, telegraph or messenger or by personal solicitation by our officers, directors, or employees, or by any one or more of these means. We will also reimburse brokerage firms and other nominees for their actual out-of-pocket expenses in forwarding proxy material to beneficial owners of our shares. We will pay all expenses in connection with such solicitations.

By Order of the Board of Directors Peter Boneparth President and Chief Executive Officer

Dated:  April 17, 2006

ANNEX A

JONES APPAREL GROUP, INC.
DIRECTOR INDEPENDENCE STANDARDS
AS ADOPTED BY THE BOARD OF DIRECTORS

(as amended on March 14, 2005)

The Board of Directors of Jones Apparel Group, Inc., in accordance with the rules of the New York Stock Exchange concerning "director independence," shall consider any Director on the Board satisfying the following standards to be "independent."

1.	No Material Relationship with the Company. The Board has affirmatively determined that the Director does not have any material relationship with the Company (as defined below), either directly or as a partner, substantial shareholder or officer of an organization that has a relationship with the Company. In making such determinations of independence, the Board will consider any relationship that is not prohibited by the categorical standards set forth in (2) to (7) below to be immaterial.

2.	Employment with the Company. The Director is not, and has not within the past three years been, an officer or employee of the Company, and no member of his or her Immediate Family (as defined below) is, or within the past three years has been, an executive officer of the Company and the Director does not have, and has not had within the past three years, a personal services contract with the Company, its chairman, chief executive officer or other executive officers of the Company.

3.	Direct Compensation from the Company of Less than $100,000. Neither the Director nor any of his or her Immediate Family has received more than $100,000 during any 12 month period within the past three years in direct compensation from the Company. In calculating compensation, the following will be excluded: (a) Director and committee fees and expenses and pension or other forms of deferred compensation for prior service to the Company (provided such deferred compensation is not contingent in any way on continued service); (b) compensation paid to a Director for former service as an interim Chairman or Chief Executive Officer of the Company and (c) compensation paid to an Immediate Family member for service as an employee (other than as an executive officer).

4.	No Material Business Dealings. The Director is not a current employee of, and no Immediate Family member of the Director is a current executive officer of, another company (including parent and subsidiary companies within such other company's consolidated group) that has made payments to or has received payments from the Company for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues (as reported for the most recently completed fiscal year of such other company).

5.	No Affiliation with the Company's Auditor. (A) The Director is not a current partner, and no Immediate Family member of the Director is a current partner, of a firm that is the Company's internal or external auditor; (B) the Director is not a current employee of such a firm; (C) the Director has no immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; and (D) neither the Director nor an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

6.	No Interlocking Directorates. The Director is not nor has the Director been employed, and no Immediate Family member of the Director is or has been employed, within the past three years as an executive officer of another company where either the Company's Chief Executive Officer, Chief Financial Officer or other executive officer at the same time serves or served on such other company's compensation committee.

7.	No Material Charitable Contributions. The Director has not been an executive officer of an entity to which the Company or any of its executive officers has made, within the past three years, charitable contributions in any one year exceeding the greater of (i) $1 million or (ii) 2% of the charitable entity's annual consolidated gross revenues.

For purposes of these standards:
1.	References to the "Company" include Jones Apparel Group, Inc. and its subsidiaries.
2.	The "Immediate Family" of an individual includes the individual's spouse, parents, children, siblings, mothers- and fathers-in-law, daughters- and sons-in-law, sisters- and brothers-in-law and anyone who shares the individual's home (excluding unrelated domestic employees of the individual). The Board need not consider the otherwise-disqualifying activities of an individual who dies, becomes incapacitated or otherwise (including as a result of legal separation or divorce) ceases to be an Immediate Family member prior to the time of the Board's determination for the purposes of these Independence Standards.

JONES APPAREL GROUP, INC. Annual Meeting of Stockholders May 23, 2006, 10:00 a.m. JPMorgan Chase Conference Centers 270 Park Avenue Eleventh Floor New York, New York

JONES APPAREL GROUP, INC.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Peter Boneparth, Wesley R. Card and Ira M. Dansky, and each of them, each with full power to act without the other, and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all the shares of Common Stock of Jones Apparel Group, Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 23, 2006 or any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side.

(Continued, and to be marked, dated and signed, on the other side)

JONES APPAREL GROUP, INC. P.O. BOX 11202 NEW YORK, N.Y. 10203-0202

Admission Ticket
Annual Meeting of Jones Apparel Group, Inc. Stockholders Tuesday, May 23, 2006 10:00 a.m. JPMorgan Chase Conference Centers 270 Park Avenue Eleventh Floor New York, New York
Agenda Election of Directors Ratification of the selection of independent registered public accountants Report on the progress of the corporation Informal discussion among stockholders in attendance
v DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET v

(PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.)	[X]
Votes MUST be indicated (x) in Black or Blue ink.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1. Election of Directors						3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
FOR all nominees listed below	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below	[ ]	*EXCEPTIONS	[ ]

NOMINEES: Peter Boneparth, Sidney Kimmel, Howard Gittis, Anthony F. Scarpa, Matthew H. Kamens, J. Robert Kerrey, Ann N. Reese, Gerald C. Crotty, Lowell W. Robinson and Allen I. Questrom
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions__________________________________________
	FOR	AGAINST	ABSTAIN	To change your address, please mark this box.	[ ]
2. Ratification of BDO Seidman, LLP as the independent registered public accountants of the corporation for 2006.	[ ]	[ ]	[ ]	To include any comments, please mark this box.	[ ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date	Share Owner sign here	Co-Owner sign here